EXHIBIT 99.2

OPENLANE, Inc.
Q4 and YTD 2024 Supplemental Financial Information
February 19, 2025

OPENLANE, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss), operating profit (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to income (loss) from continuing operations for the periods presented:

	Three Months Ended December 31, 2024
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income from continuing operations	$25.9	$26.4	$52.3
Add back:
Income taxes	7.3	9.4	16.7
Finance interest expense	—	28.3	28.3
Interest expense, net of interest income	4.1	—	4.1
Depreciation and amortization	20.0	3.0	23.0
EBITDA	57.3	67.1	124.4
Non-cash stock-based compensation	0.9	0.2	1.1
Acquisition related costs	0.1	—	0.1
Securitization interest	—	(25.7)	(25.7)
Gain on sale of business	(31.6)	—	(31.6)
Severance	2.3	0.1	2.4
Foreign currency (gains)/losses	6.4	0.1	6.5
(Gain)/loss on investments	(0.4)	—	(0.4)
Impact for newly enacted Canadian DST related to prior years	(4.6)	—	(4.6)
Other	0.5	—	0.5
Total addbacks/(deductions)	(26.4)	(25.3)	(51.7)
Adjusted EBITDA	$30.9	$41.8	$72.7

	Three Months Ended December 31, 2023
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(17.7)	$31.3	$13.6
Add back:
Income taxes	(2.5)	10.1	7.6
Finance interest expense	—	34.0	34.0
Interest expense, net of interest income	4.9	—	4.9
Depreciation and amortization	22.7	2.6	25.3
Intercompany interest	9.8	(9.8)	—
EBITDA	17.2	68.2	85.4
Non-cash stock-based compensation	2.7	0.9	3.6
Acquisition related costs	2.0	—	2.0
Securitization interest	—	(31.4)	(31.4)
Severance	2.0	0.1	2.1
Foreign currency (gains)/losses	(2.1)	—	(2.1)
(Gain)/loss on investments	—	(0.4)	(0.4)
Professional fees related to business improvement efforts	1.7	0.4	2.1
Other	0.2	0.3	0.5
Total addbacks/(deductions)	6.5	(30.1)	(23.6)
Adjusted EBITDA	$23.7	$38.1	$61.8

	Year Ended December 31, 2024
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income from continuing operations	$1.7	$108.2	$109.9
Add back:
Income taxes	11.3	36.7	48.0
Finance interest expense	—	123.5	123.5
Interest expense, net of interest income	20.2	—	20.2
Depreciation and amortization	83.3	11.9	95.2
Intercompany interest	13.3	(13.3)	—
EBITDA	129.8	267.0	396.8
Non-cash stock-based compensation	12.9	3.0	15.9
Acquisition related costs	0.6	—	0.6
Securitization interest	—	(112.7)	(112.7)
Gain on sale of business	(31.6)	—	(31.6)
Severance	10.5	1.1	11.6
Foreign currency (gains)/losses	5.8	—	5.8
(Gain)/loss on investments	(0.4)	—	(0.4)
Professional fees related to business improvement efforts	1.2	0.3	1.5
Impact for newly enacted Canadian DST related to prior years	5.4	—	5.4
Other	0.3	0.2	0.5
Total addbacks/(deductions)	4.7	(108.1)	(103.4)
Adjusted EBITDA	$134.5	$158.9	$293.4

	Year Ended December 31, 2023
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(277.5)	$122.7	$(154.8)
Add back:
Income taxes	(40.4)	48.7	8.3
Finance interest expense	—	130.6	130.6
Interest expense, net of interest income	21.7	—	21.7
Depreciation and amortization	92.2	9.3	101.5
Intercompany interest	33.9	(33.9)	—
EBITDA	(170.1)	277.4	107.3
Non-cash stock-based compensation	13.2	4.2	17.4
Loss on extinguishment of debt	1.1	—	1.1
Acquisition related costs	3.1	—	3.1
Securitization interest	—	(120.4)	(120.4)
Severance	5.1	0.4	5.5
Foreign currency (gains)/losses	(2.9)	—	(2.9)
Goodwill and other intangibles impairment	250.8	—	250.8
Contingent consideration adjustment	1.3	—	1.3
Professional fees related to business improvement efforts	5.4	1.2	6.6
Other	1.3	0.9	2.2
Total addbacks/(deductions)	278.4	(113.7)	164.7
Adjusted EBITDA	$108.3	$163.7	$272.0

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	December 31, 2024
Net income	$18.5	$10.7	$28.4	$52.3	$109.9
Less: Income from discontinued operations	—	—	—	—	—
Income from continuing operations	18.5	10.7	28.4	52.3	109.9
Add back:
Income taxes	10.7	7.5	13.1	16.7	48.0
Finance interest expense	32.6	31.9	30.7	28.3	123.5
Interest expense, net of interest income	6.7	5.2	4.2	4.1	20.2
Depreciation and amortization	24.3	24.1	23.8	23.0	95.2
EBITDA	92.8	79.4	100.2	124.4	396.8
Non-cash stock-based compensation	7.0	3.7	4.1	1.1	15.9
Acquisition related costs	0.3	0.2	—	0.1	0.6
Securitization interest	(29.9)	(29.2)	(27.9)	(25.7)	(112.7)
Gain on sale of business	—	—	—	(31.6)	(31.6)
Severance	1.7	6.0	1.5	2.4	11.6
Foreign currency (gains)/losses	2.0	0.5	(3.2)	6.5	5.8
(Gain)/loss on investments	—	—	—	(0.4)	(0.4)
Professional fees related to business improvement efforts	0.8	0.7	—	—	1.5
Impact for newly enacted Canadian DST related to prior years	—	10.0	—	(4.6)	5.4
Other	0.1	0.1	(0.2)	0.5	0.5
Total addbacks/(deductions)	(18.0)	(8.0)	(25.7)	(51.7)	(103.4)
Adjusted EBITDA from continuing operations	$74.8	$71.4	$74.5	$72.7	$293.4

Results of Operations

OPENLANE Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions except per share amounts)	2024	2023	2024	2023
Revenues from continuing operations
Auction fees	$112.0	$90.0	$443.8	$395.3
Service revenue	141.2	144.5	586.6	619.7
Purchased vehicle sales	95.6	60.2	327.0	236.7
Finance revenue	106.2	111.4	431.1	444.0
Total operating revenues	455.0	406.1	1,788.5	1,695.7
Operating expenses
Cost of services (exclusive of depreciation and amortization)	244.5	204.8	956.3	867.6
Finance interest expense	28.3	34.0	123.5	130.6
Provision for credit losses	12.1	17.2	54.3	59.2
Selling, general and administrative	99.7	101.4	408.6	421.8
Depreciation and amortization	23.0	25.3	95.2	101.5
Gain on sale of business	(31.6)	—	(31.6)	—
Goodwill and other intangibles impairment	—	—	—	250.8
Total operating expenses	376.0	382.7	1,606.3	1,831.5
Operating profit (loss)	79.0	23.4	182.2	(135.8)
Interest expense	4.6	5.3	21.8	25.2
Other expense (income), net	5.4	(3.1)	2.5	(15.6)
Loss on extinguishment of debt	—	—	—	1.1
Income (loss) from continuing operations before income taxes	69.0	21.2	157.9	(146.5)
Income taxes	16.7	7.6	48.0	8.3
Income (loss) from continuing operations	52.3	13.6	109.9	(154.8)
Income from discontinued operations, net of income taxes	—	0.7	—	0.7
Net income (loss)	$52.3	$14.3	$109.9	$(154.1)
Income (loss) from continuing operations per share
Basic	$0.29	$0.02	$0.46	$(1.83)
Diluted	$0.29	$0.02	$0.45	$(1.83)
Overview of OPENLANE Results for the Three Months Ended December 31, 2024 and 2023
Overview
For the three months ended December 31, 2024, we had revenue of $455.0 million compared with revenue of $406.1 million for the three months ended December 31, 2023, an increase of 12%. For a further discussion of our operating results, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $2.3 million, or 9%, to $23.0 million for the three months ended December 31, 2024, compared with $25.3 million for the three months ended December 31, 2023. The decrease in depreciation and amortization was primarily the result of assets that have become fully amortized.
Gain on Sale of Business
In December 2024, the Company completed the sale of its automotive key business, resulting in a pretax gain on disposal of approximately $31.6 million for the three months ended December 31, 2024.

Interest Expense
Interest expense decreased $0.7 million, or 13%, to $4.6 million for the three months ended December 31, 2024, compared with $5.3 million for the three months ended December 31, 2023. The decrease in interest expense was primarily the result of a decrease in the borrowings on lines of credit.
Other Expense (Income), Net
For the three months ended December 31, 2024, we had other expense of $5.4 million compared with other income of $3.1 million for the three months ended December 31, 2023. The decrease in other income was primarily attributable to $6.5 million in foreign currency losses on intercompany loan balances for the three months ended December 31, 2024, compared with $2.1 million in foreign currency gains on intercompany loan balances for the three months ended December 31, 2023, partially offset by an increase in other miscellaneous income aggregating $0.1 million.
Income Taxes
We had an effective tax rate of 24.2% for the three months ended December 31, 2024, compared with an effective tax rate of 35.8% for the three months ended December 31, 2023. The effective tax rate for the three months ended December 31, 2024 was favorably impacted by a decrease in the valuation allowance related to current year movement of the adjusted U.S. net deferred tax asset, partially offset by the unfavorable impact of non-deductible goodwill recognized in the sale of the automotive key business. The effective tax rate for the three months ended December 31, 2023 was unfavorably impacted by an increase in the valuation allowance related to 2023 current year movement of the adjusted U.S. net deferred tax asset and tax expense related to current and planned distribution of foreign earnings.
We recorded a $35.8 million and $36.4 million valuation allowance against the U.S. net deferred tax asset at December 31, 2024 and 2023, respectively. The realization of the net deferred tax assets is dependent on our ability to generate sufficient future taxable income to utilize these assets. Depending on our current and anticipated future earnings, we may release a significant portion of our valuation allowance in a future period if there is sufficient positive evidence which would result in a corresponding decrease to income tax expense in such period. The actual timing and amount of the valuation allowance to be released is uncertain.
Additionally, the Organization for Economic Cooperation and Development has published a proposal to establish a new global minimum corporate tax rate of 15%, commonly referred to as Pillar Two. While the U.S. has not yet adopted the Pillar Two framework into law, numerous countries in which we operate have enacted tax legislation based on the Pillar Two framework with certain components of the minimum tax rules effective beginning in 2024 and further rules becoming effective beginning in 2025. These rules are not expected to materially impact the Company's consolidated financial statements. The Company will continue to monitor U.S. and global legislative action related to Pillar Two for potential impacts.
Income from Discontinued Operations
In May 2022, Carvana acquired the ADESA U.S. physical auction business from the Company. As such, the financial results of the ADESA U.S. physical auction business have been accounted for as discontinued operations for all periods presented. The $0.7 million in income from discontinued operations for the three months ended December 31, 2023 was comprised of an adjustment to income taxes.
Impact of Foreign Currency
For the three months ended December 31, 2024 compared with the three months ended December 31, 2023, the change in the Canadian dollar exchange rate decreased revenue by $2.7 million, operating profit by $0.7 million and net income by $0.4 million. For the three months ended December 31, 2024 compared with the three months ended December 31, 2023, the change in the euro exchange rate decreased revenue by $0.7 million and had no impact on operating profit and net income.
Overview of OPENLANE Results for the Year Ended December 31, 2024 and 2023
Overview
For the year ended December 31, 2024, we had revenue of $1,788.5 million compared with revenue of $1,695.7 million for the year ended December 31, 2023, an increase of 5%. For a further discussion of our operating results, see the segment results discussions below.

Depreciation and Amortization
Depreciation and amortization decreased $6.3 million, or 6%, to $95.2 million for the year ended December 31, 2024, compared with $101.5 million for the year ended December 31, 2023. The decrease in depreciation and amortization was primarily the result of assets that have become fully amortized.
Gain on Sale of Business
In December 2024, the Company completed the sale of its automotive key business, resulting in a pretax gain on disposal of approximately $31.6 million for the year ended December 31, 2024.
Goodwill and Other Intangibles Impairment
In the second quarter of 2023 the Company recorded non-cash goodwill impairment charges totaling $218.9 million related to our U.S. Dealer-to-Dealer reporting unit and $6.4 million related to our Europe reporting unit (both within the Marketplace segment). The goodwill impairment related to our U.S. Dealer-to-Dealer reporting unit was primarily driven by lower near-term and long-term revenue growth associated with a slower overall recovery in vehicle volumes. The goodwill impairment related to our Europe reporting unit was driven by combining two previously separate reporting units (ADESA U.K. and ADESA Europe) into a single reporting unit. Including ADESA U.K. in the reporting unit resulted in a reduction in the overall fair value of the combined reporting unit, resulting in an impairment charge. The impairment charges were reported as a component of "Goodwill and other intangibles impairment" in the consolidated statements of income (loss).
In addition, the second quarter 2023 announcement of the rebrand to an OPENLANE branded marketplace from the ADESA branded marketplaces resulted in a non-cash impairment charge totaling $25.5 million (within the Marketplace segment). The impairment charge was reported as a component of "Goodwill and other intangibles impairment" in the consolidated statements of income (loss).
The deferred tax benefits of $52.5 million and $6.5 million associated with the goodwill and tradename impairments in the second quarter of 2023, respectively, resulted in the U.S. being in a net deferred tax asset position. Due to the three-year cumulative loss related to U.S. operations, we recorded a $35.8 million and $36.4 million valuation allowance against the U.S. net deferred tax asset at December 31, 2024 and 2023, respectively.
Interest Expense
Interest expense decreased $3.4 million, or 13%, to $21.8 million for the year ended December 31, 2024, compared with $25.2 million for the year ended December 31, 2023. The decrease in interest expense was primarily the result of the partial repayment of senior note debt in 2023.
Other Expense (Income), Net
For the year ended December 31, 2024, we had other expense of $2.5 million compared with other income of $15.6 million for the year ended December 31, 2023. The decrease in other income was primarily attributable to the receipt of $20.0 million in connection with the early termination of a contractual arrangement that occurred during the second quarter of 2023 and a net decrease in other miscellaneous income aggregating $1.0 million, partially offset by the 2023 impairment of an equity security and note receivable with the same investee aggregating $10.3 million and a $1.3 million contingent consideration valuation adjustment in 2023. In addition, there were $5.8 million in foreign currency losses on intercompany loan balances for the year ended December 31, 2024, compared with $2.9 million in foreign currency gains on intercompany loan balances for the year ended December 31, 2023.
Loss on Extinguishment of Debt
In 2023, we replaced the Previous Revolving Credit Facility and also prepaid a portion of the senior notes. As a result of these items, we recorded a loss on extinguishment of debt totaling $1.1 million. The loss was primarily the result of the write-off of unamortized debt issuance costs associated with lenders not participating in the Revolving Credit Facility and unamortized debt issuance costs associated with the portion of the senior notes repaid.
Income Taxes
We had an effective tax rate of 30.4% for the year ended December 31, 2024, compared with an effective tax rate of -5.7% resulting in expense on a pre-tax loss for the year ended December 31, 2023. The effective tax rate for the year ended December 31, 2023 was impacted by the goodwill and other intangibles impairment charges and resulting $59.0 million deferred tax benefit recorded with respect to the impairment of tax deductible goodwill and the impairment of other intangibles, partially offset by the $36.4 million deferred tax expense associated with the recording of valuation allowance against the U.S. net deferred tax asset.
We recorded a $35.8 million and $36.4 million valuation allowance against the U.S. net deferred tax asset at December 31, 2024 and 2023, respectively. The realization of the net deferred tax assets is dependent on our ability to generate sufficient future taxable income to utilize these assets. Depending on our current and anticipated future earnings, we may release a significant portion of our valuation allowance in a future period if there is sufficient positive evidence which would result in a corresponding decrease to income tax expense in such period. The actual timing and amount of the valuation allowance to be released is uncertain.
Additionally, the Organization for Economic Cooperation and Development has published a proposal to establish a new global minimum corporate tax rate of 15%, commonly referred to as Pillar Two. While the U.S. has not yet adopted the Pillar Two framework into law, numerous countries in which we operate have enacted tax legislation based on the Pillar Two framework with certain components of the minimum tax rules effective beginning in 2024 and further rules becoming effective beginning in 2025. These rules are not expected to materially impact the Company's consolidated financial statements. The Company will continue to monitor U.S. and global legislative action related to Pillar Two for potential impacts.
Income from Discontinued Operations
In May 2022, Carvana acquired the ADESA U.S. physical auction business from the Company. As such, the financial results of the ADESA U.S. physical auction business have been accounted for as discontinued operations for all periods presented. The $0.7 million in income from discontinued operations for the year ended December 31, 2023 was comprised of an adjustment to income taxes.
Impact of Foreign Currency
For the year ended December 31, 2024 compared with the year ended December 31, 2023, the change in the Canadian dollar exchange rate decreased revenue by $5.6 million, operating profit by $1.3 million and net income by $0.5 million.

Marketplace Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2024	2023	2024	2023
Auction fees	$112.0	$90.0	$443.8	$395.3
Service revenue	141.2	144.5	586.6	619.7
Purchased vehicle sales	95.6	60.2	327.0	236.7
Total Marketplace revenue	348.8	294.7	1,357.4	1,251.7
Cost of services*	245.6	208.8	964.0	883.6
Gross profit	103.2	85.9	393.4	368.1
Provision for credit losses	1.5	2.4	6.7	8.6
Selling, general and administrative	88.3	89.3	359.6	372.0
Depreciation and amortization	1.9	2.4	8.2	10.3
Gain on sale of business	(31.6)	—	(31.6)	—
Goodwill and other intangibles impairment	—	—	—	250.8
Operating profit (loss)	$43.1	$(8.2)	$50.5	$(273.6)

Commercial vehicles sold	192,000	183,000	826,000	710,000
Dealer consignment vehicles sold	155,000	135,000	620,000	621,000
Total vehicles sold	347,000	318,000	1,446,000	1,331,000
* Includes depreciation and amortization
Overview of Marketplace Results for the Three Months Ended December 31, 2024 and 2023
Total Marketplace Revenue
Revenue from the Marketplace segment increased $54.1 million, or 18%, to $348.8 million for the three months ended December 31, 2024, compared with $294.7 million for the three months ended December 31, 2023. The increase in revenue was primarily attributable to the 9% increase in the number of vehicles sold. For the three months ended December 31, 2024, there was an increase in purchased vehicle sales and an increase in auction fees, partially offset by a decrease in service revenue (discussed below). The change in revenue included the impact of a decrease in revenue of $2.8 million due to fluctuations in the Canadian dollar and euro exchange rates.
The 9% increase in the number of vehicles sold was comprised of a 5% increase in commercial volumes and a 15% increase in dealer consignment volumes. The GMV of vehicles sold for the three months ended December 31, 2024 and 2023 was approximately $6.6 billion and $5.7 billion, respectively.
Auction Fees
Auction fees increased $22.0 million, or 24%, to $112.0 million for the three months ended December 31, 2024, compared with $90.0 million for the three months ended December 31, 2023. The number of vehicles sold increased 9%. Auction fees per vehicle sold for the three months ended December 31, 2024 increased $40, or 14%, to $323, compared with $283 for the three months ended December 31, 2023. The increase in auction fees per vehicle sold reflects the mix of vehicles sold in the fourth quarter of 2024 and the impact of price increases.
Service Revenue
Service revenue decreased $3.3 million, or 2%, to $141.2 million for the three months ended December 31, 2024 compared with $144.5 million for the three months ended December 31, 2023, primarily as a result of a decrease in repossession fees of $6.5 million, partially offset by increases in transportation revenue of $2.7 million and other miscellaneous service revenues aggregating approximately $0.5 million.
Purchased Vehicle Sales
The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold, which represent approximately 2% of total vehicles sold. Purchased vehicle sales increased $35.4 million, or 59%, to $95.6 million for the three months ended December 31, 2024, compared with $60.2 million for the three months ended December 31, 2023, primarily as a result of an increase in purchased vehicles sold in Europe.

Gross Profit
For the three months ended December 31, 2024, gross profit for the Marketplace segment increased $17.3 million, or 20%, to $103.2 million, compared with $85.9 million for the three months ended December 31, 2023. Gross profit improvements were driven by a $9.5 million increase in auction and service volumes, a $5.9 million increase resulting from other items and a higher mix of dealer consignment vehicles and $2.2 million decrease from depreciation and amortization. These improvements were partially offset by a $0.3 million decrease from pricing.
Gross profit from the Marketplace segment was 29.6% of revenue for the three months ended December 31, 2024, compared with 29.1% of revenue for the three months ended December 31, 2023. Gross profit as a percentage of revenue increased for the three months ended December 31, 2024 as compared with the three months ended December 31, 2023, primarily due to increased volumes and the reversal of a portion of the Canadian DST related to prior years, partially offset by an increase in purchased vehicle sales.
On June 28, 2024, Canada enacted a new 3% Digital Services Tax (“Canadian DST”) on certain online revenues, including online marketplace service revenues, of companies with consolidated revenues of at least €750 million. In the fourth quarter of 2024, the Company updated its estimate of the Canadian DST related to 2023 and 2022. This resulted in a net $3.0 million benefit to cost of services in the fourth quarter of 2024. In addition, as previously noted, the Canadian DST was partially mitigated by corresponding price increases put in place during the third quarter.
Provision for Credit Losses
Provision for credit losses from the Marketplace segment decreased $0.9 million, or 38%, to $1.5 million for the three months ended December 31, 2024, compared with $2.4 million for the three months ended December 31, 2023, primarily as a result of initiatives implemented to reduce risk in the marketplace and decrease bad debt expense.
Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment decreased $1.0 million, or 1%, to $88.3 million for the three months ended December 31, 2024, compared with $89.3 million for the three months ended December 31, 2023, primarily as a result of decreases in information technology costs of $2.5 million, compensation expense of $2.0 million, stock-based compensation of $1.9 million and other miscellaneous expenses aggregating $0.3 million, partially offset by increases in incentive-based compensation of $4.6 million and marketing costs of $1.1 million.
Gain on Sale of Business
In December 2024, the Company completed the sale of its automotive key business, resulting in a pretax gain on disposal of approximately $31.6 million for the three months ended December 31, 2024.
Overview of Marketplace Results for the Year Ended December 31, 2024 and 2023
Total Marketplace Revenue
Revenue from the Marketplace segment increased $105.7 million, or 8%, to $1,357.4 million for the year ended December 31, 2024, compared with $1,251.7 million for the year ended December 31, 2023. The increase in revenue was primarily attributable to the 9% increase in the number of vehicles sold. For the year ended December 31, 2024, there was an increase in purchased vehicle sales and auction fees, partially offset by the decrease in service revenue (discussed below). The change in revenue included the impact of a decrease in revenue of $4.4 million due to fluctuations in the Canadian dollar exchange rate.
The 9% increase in the number of vehicles sold was primarily comprised of a 16% increase in commercial volumes. The gross merchandise value ("GMV") of vehicles sold for the year ended December 31, 2024 and 2023 was approximately $27.1 billion and $24.1 billion, respectively.
Auction Fees
Auction fees increased $48.5 million, or 12%, to $443.8 million for the year ended December 31, 2024, compared with $395.3 million for the year ended December 31, 2023. The number of vehicles sold increased 9%. Auction fees per vehicle sold for the year ended December 31, 2024 increased $10, or 3%, to $307, compared with $297 for the year ended December 31, 2023. The increase in auction fees per vehicle sold reflects the mix of vehicles sold in 2024 and the impact of price increases.

Service Revenue
Service revenue decreased $33.1 million, or 5%, to $586.6 million for the year ended December 31, 2024, compared with $619.7 million for the year ended December 31, 2023, primarily as a result of a decrease in transportation revenue of $44.5 million, of which $59.4 million related to a change in a key customer contract that resulted in the customer's revenue for the year ended December 31, 2024 being recorded on a net commission basis instead of a gross basis, as it was recorded for most of the year ended December 31, 2023. In addition, there was a net decrease in other miscellaneous service revenues aggregating approximately $3.0 million, partially offset by increases in inspection service revenue of $9.5 million and reconditioning revenue of $4.9 million.
Purchased Vehicle Sales
The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold, which represent approximately 2% of total vehicles sold. Purchased vehicle sales increased $90.3 million, or 38%, to $327.0 million for the year ended December 31, 2024, compared with $236.7 million for the year ended December 31, 2023, primarily as a result of an increase in purchased vehicles sold in Europe.
Gross Profit
For the year ended December 31, 2024, gross profit from the Marketplace segment increased $25.3 million, or 7%, to $393.4 million, compared with $368.1 million for the year ended December 31, 2023. Gross profit improvements were driven by a $33.7 million increase from auction and service volumes, $6.8 million decrease from depreciation and amortization and $4.5 million from pricing. These improvements were partially offset by the Canadian Digital Service Tax ("Canadian DST"), which represented a decrease of $10.2 million and a $9.5 million decrease in gross profit resulting from a higher mix of commercial volumes.
Gross profit from the Marketplace segment was 29.0% of revenue for the year ended December 31, 2024, compared with 29.4% of revenue for the year ended December 31, 2023. Gross profit as a percentage of revenue decreased for the year ended December 31, 2024 as compared with the year ended December 31, 2023, due to an increase in purchased vehicle sales and the Canadian DST, partially offset by a change in a key customer contract (see discussion in "Service revenue" above), increased volumes, increased prices and cost savings initiatives.
On June 28, 2024, Canada enacted a new 3% Canadian DST on certain online revenues, including online marketplace service revenues, of companies with consolidated revenues of at least €750 million. The Company recorded $10.2 million of Canadian DST to cost of services in 2024. The Canadian DST was retroactive to January 1, 2022, resulting in approximately $4.8 million, $3.8 million and $1.6 million of expense related to the years ending December 31, 2024, 2023 and 2022, respectively. During the third quarter of 2024, the Company increased its prices to prospectively mitigate the Canadian DST.
Provision for Credit Losses
Provision for credit losses from the Marketplace segment decreased $1.9 million, or 22%, to $6.7 million for the year ended December 31, 2024, compared with $8.6 million for the year ended December 31, 2023, primarily as a result of initiatives implemented to reduce risk in the marketplace and decrease bad debt expense.
Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment decreased $12.4 million, or 3%, to $359.6 million for the year ended December 31, 2024, compared with $372.0 million for the year ended December 31, 2023, primarily as a result of decreases in compensation expense of $9.8 million, information technology costs of $4.3 million, professional fees of $3.7 million and other miscellaneous expenses aggregating $1.4 million, partially offset by increases in severance of $4.2 million and marketing costs of $2.6 million.
Gain on Sale of Business
In December 2024, the Company completed the sale of its automotive key business, resulting in a pretax gain on disposal of approximately $31.6 million for the year ended December 31, 2024.
Goodwill and Other Intangibles Impairment
See the above discussion of goodwill and other intangibles impairment in the consolidated results of operations for OPENLANE, Inc.

Finance Results

	As of and for the Three Months Ended December 31,		As of and for the Year Ended December 31,
(Dollars in millions)	2024	2023	2024	2023
Finance revenue
Interest revenue	$54.5	$62.9	$231.1	$248.4
Fee and other revenue	51.7	48.5	200.0	195.6
Total Finance revenue	106.2	111.4	431.1	444.0
Finance interest expense	28.3	34.0	123.5	130.6
Net Finance margin	77.9	77.4	307.6	313.4
Finance provision for credit losses	10.6	14.8	47.6	50.6
Cost of services (exclusive of depreciation and amortization)	17.0	16.3	67.4	65.9
Selling, general and administrative	11.4	12.1	49.0	49.8
Depreciation and amortization	3.0	2.6	11.9	9.3
Operating profit	$35.9	$31.6	$131.7	$137.8
Portfolio Performance Information
Floorplans originated	250,000	236,000	1,026,000	997,000
Floorplans curtailed*	155,000	166,000	619,000	634,000
Total loan transaction units	405,000	402,000	1,645,000	1,631,000
Total receivables managed	$2,314.0	$2,274.1	$2,314.0	$2,274.1
Average receivables managed**	$2,259.6	$2,319.8	$2,239.3	$2,359.2
Allowance for credit losses	$19.8	$23.0	$19.8	$23.0
Allowance for credit losses as a percentage of total receivables managed	0.9%	1.0%	0.9%	1.0%
Finance provision for credit losses as a percentage of average receivables managed	1.9%	2.6%	2.1%	2.1%
Receivables delinquent as a percentage of total receivables managed	0.8%	1.0%	0.8%	1.0%
* Floorplans curtailed represent existing loans that customers opt to extend beyond the initial term upon the customer making a partial principal payment and payment of accrued interest and fees.
** Average receivables managed is calculated based on the daily ending balance of total receivables managed.

	% of Avg. Receivables Managed Three Months Ended December 31,		% of Avg. Receivables Managed Year Ended December 31,
Yields	2024	2023	2024	2023
Finance revenue yield
Interest revenue	9.6%	10.8%	10.3%	10.5%
Fee and other revenue	9.2%	8.4%	9.0%	8.3%
Total Finance revenue yield	18.8%	19.2%	19.3%	18.8%
Finance interest expense	5.0%	5.9%	5.6%	5.5%
Net finance margin	13.8%	13.3%	13.7%	13.3%
Overview of Finance Results for the Three Months Ended December 31, 2024 and 2023
Revenue
For the three months ended December 31, 2024, the Finance segment revenue decreased $5.2 million, or 5%, to $106.2 million, compared with $111.4 million for the three months ended December 31, 2023. The decrease in revenue was primarily the result of decreases in interest yields and loan values resulting in a decrease in average receivables managed, partially offset by a 1% increase in loan transaction units.

Finance Interest Expense
For the three months ended December 31, 2024, finance interest expense decreased $5.7 million, or 17%, to $28.3 million, compared with $34.0 million for the three months ended December 31, 2023. The decrease in finance interest expense was attributable to a decrease in the average balance on the AFC securitization obligations and an approximately 1% decrease in the average interest rate on the securitization obligations.
Net Finance Margin (Annualized)
For the three months ended December 31, 2024, the net Finance margin percent increased 0.5% to 13.8%, compared with 13.3% for the three months ended December 31, 2023. The increase was primarily attributable to a 0.8% increase in fee and other revenue yield. The net interest yield was 4.6% and 4.9% for the three months ended December 31, 2024 and 2023, respectively.
Finance Provision for Credit Losses
For the three months ended December 31, 2024, finance provision for credit losses decreased $4.2 million, or 28%, to $10.6 million, compared with $14.8 million for the three months ended December 31, 2023. The provision for credit losses decreased to 1.9% of the average receivables managed for the three months ended December 31, 2024 from 2.6% for the three months ended December 31, 2023. The provision for credit losses is expected to be approximately 2% or under, on a long-term basis, of the average receivables managed balance. However, the actual losses in any particular quarter or year could deviate from this range.
Cost of Services
For the three months ended December 31, 2024, cost of services for the Finance segment increased $0.7 million, or 4%, to $17.0 million, compared with $16.3 million for the three months ended December 31, 2023. The increase in cost of services was primarily the result of increases in compensation expense of $0.4 million and other miscellaneous expenses aggregating $0.5 million, partially offset by a decrease in lot check expenses of $0.2 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment decreased $0.7 million, or 6%, to $11.4 million for the three months ended December 31, 2024, compared with $12.1 million for the three months ended December 31, 2023 primarily as a result of decreases in information technology costs of $0.8 million and stock-based compensation of $0.6 million, partially offset by increases in incentive-based compensation of $0.4 million and title handling costs of $0.3 million.
Overview of Finance Results for the Year Ended December 31, 2024 and 2023
Revenue
For the year ended December 31, 2024, the Finance segment revenue decreased $12.9 million, or 3%, to $431.1 million, compared with $444.0 million for the year ended December 31, 2023. The decrease in revenue was primarily the result of decreases in loan values resulting in a decrease in average receivables managed, partially offset by a 1% increase in loan transaction units.
Finance Interest Expense
For the year ended December 31, 2024, finance interest expense decreased $7.1 million, or 5%, to $123.5 million, compared with $130.6 million for the year ended December 31, 2023. The decrease in finance interest expense was primarily attributable to a decrease in the average balance on the AFC securitization obligations and a reduction in cost of funds with the securitization renewal.
Net Finance Margin
For the year ended December 31, 2024, the net Finance margin percent increased 0.4% to 13.7, compared with 13.3% for the year ended December 31, 2023. The increase was primarily attributable to a 0.7% increase in fee and other revenue yield. The net interest yield was 4.7% and 5.0% for the year ended December 31, 2024 and 2023, respectively.

Finance Provision for Credit Losses
For the year ended December 31, 2024, finance provision for credit losses decreased $3 million, or 6%, to $47.6 million, compared with $50.6 million for the year ended December 31, 2023. The provision for credit losses remained constant at 2.1% of the average receivables managed for the year ended December 31, 2024 and 2023. The provision for credit losses is expected to be approximately 2% or under, on a long-term basis, of the average receivables managed balance. However, the actual losses in any particular quarter or year could deviate from this range.
Cost of Services
For the year ended December 31, 2024, cost of services for the Finance segment increased $1.5 million, or 2%, to $67.4 million, compared with $65.9 million for the year ended December 31, 2023. The increase in cost of services was primarily the result of increases in professional fees of $0.7 million, compensation expense of $0.4 million, travel expenses of $0.4 million and other miscellaneous expenses aggregating $1.0 million, partially offset by a decrease in lot check expenses of $1.0 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment decreased $0.8 million, or 2%, to $49.0 million for the year ended December 31, 2024, compared with $49.8 million for the year ended December 31, 2023 primarily as a result of decreases in information technology costs of $2.2 million and stock-based compensation of $1.2 million, partially offset by increases in title handling costs of $1.7 million and compensation expense of $0.9 million.
Select Finance Balance Sheet Items

	December 31,
(Dollars in millions)	2024	2023
Tangible Assets
Total assets	$2,677.7	$2,660.7
Intangible assets	260.1	261.7
Tangible assets	$2,417.6	$2,399.0

Tangible parent equity
Total parent equity***	$789.0	$799.4
Intangible assets	260.1	261.7
Tangible parent equity***	$528.9	$537.7
*** Parent equity represents OPENLANE's net investment in AFC. Parent equity was adjusted for an intercompany loan receivable of $726.7 million at December 31, 2023. The intercompany loan receivable represented accumulated cash and earnings of the Finance Segment. As a result of a dividend from AFC to the Company, the intercompany loan receivable was eliminated in the second quarter of 2024. Tangible parent equity is a non-GAAP measure of AFC's capital.

LIQUIDITY AND CAPITAL RESOURCES
As of December 31, 2024, our sources of liquidity consisted of cash on hand, working capital and amounts available under our Revolving Credit Facilities. Our principal ongoing sources of liquidity consist of cash generated by operations and borrowings under our Revolving Credit Facilities.

	December 31,
(Dollars in millions)	2024	2023
Cash and cash equivalents	$143.0	$93.5
Working capital	286.0	363.1
Amounts available under the Revolving Credit Facilities	397.9	133.3
Cash provided by operating activities for the year ended	292.8	237.0
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.
Summary of Cash Flows

	Year Ended December 31,
(Dollars in millions)	2024	2023
Net cash provided by (used by):
Operating activities - continuing operations	$292.8	$237.0
Operating activities - discontinued operations	(1.4)	(1.6)
Investing activities - continuing operations	(70.9)	(90.5)
Investing activities - discontinued operations	—	7.0
Financing activities - continuing operations	(173.9)	(279.9)
Financing activities - discontinued operations	—	—
Net change in cash balances of discontinued operations	—	—
Effect of exchange rate on cash	(21.8)	9.2
Net increase (decrease) in cash, cash equivalents and restricted cash	$24.8	$(118.8)
Cash flow from operating activities (continuing operations) Net cash provided by operating activities (continuing operations) was $292.8 million for the year ended December 31, 2024, compared with $237.0 million for the year ended December 31, 2023. Cash provided by continuing operations for 2024 consisted primarily of cash earnings and a decrease in trade receivables and other assets, partially offset by a decrease in accounts payable and accrued expenses. Cash provided by continuing operations for 2023 consisted primarily of cash earnings and an increase in accounts payable and accrued expenses, partially offset by an increase in trade receivables and other assets. The increase in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for marketplace sales held near period-ends.
Changes in AFC’s accounts payable balance are presented in cash flows from operating activities while changes in AFC’s finance receivables are presented in cash flows from investing activities. Changes in these balances can cause variations in operating and investing cash flows.
Cash flow from investing activities (continuing operations) Net cash used by investing activities (continuing operations) was $70.9 million for the year ended December 31, 2024, compared with $90.5 million for the year ended December 31, 2023. The cash used by investing activities in 2024 was primarily from an increase in finance receivables held for investment and purchases of property and equipment, partially offset by the proceeds from the sale of a business. The cash used by investing activities in 2023 was primarily from the acquisition of Manheim Canada and purchases of property and equipment, partially offset by a decrease in finance receivables held for investment.
Cash flow from financing activities (continuing operations) Net cash used by financing activities (continuing operations) was $173.9 million for the year ended December 31, 2024, compared with $279.9 million for the year ended December 31, 2023. The cash used by financing activities for the year ended December 31, 2024 was primarily due to repayments on lines of credit, dividends paid on the Series A Preferred Stock, repurchases and retirement of common stock and payments for debt issuance costs, partially offset by a net increase in obligations collateralized by finance receivables. The cash used by financing activities in 2023 was primarily due to the early repayment of senior notes, a net decrease in obligations collateralized by finance receivables, dividends paid on the Series A Preferred Stock, repurchases and retirement of common stock and payments of contingent consideration.
Cash flow from operating activities (discontinued operations) Net cash used by operating activities (discontinued operations) was $1.4 million for the year ended December 31, 2024, compared with $1.6 million for the year ended December 31, 2023. The cash used by operating activities for the year ended December 31, 2024 was primarily attributable to the payment of an accrued obligation. The cash used by operating activities for the year ended December 31, 2023 was primarily attributable to an adjustment to income taxes.
Cash flow from investing activities (discontinued operations) There were no investing activities (discontinued operations) for the year ended December 31, 2024, compared with net cash provided by investing activities of $7.0 million for the year ended December 31, 2023. The cash provided by investing activities for the year ended December 31, 2023 was attributable to the final proceeds from the sale of the ADESA U.S. physical auction business.
Cash flow from financing activities (discontinued operations) There were no financing activities (discontinued operations) for the year ended December 31, 2024 and 2023.